PROSPECTUS SUPPLEMENT No. 8                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated October 23, 2001)                Registration No. 333-66464







                               BIOPURE CORPORATION

                    3,000,000 Shares of Class A Common Stock





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     The purpose of this prospectus supplement is to provide supplemental information regarding Biopure Corporation in connection with the offering from time to time of up to 3,000,000 shares of its Class A Common Stock by Societe Generale as described in Biopure's prospectus dated October 23, 2001. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     See "Risk Factors" beginning on page 7 of the prospectus to read about risks that you should consider before buying shares of Biopure's common stock.

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

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The date of this Prospectus Supplement is January 18, 2001.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

PLAN OF DISTRIBUTION.........................................................S-1


                                                                      PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION............................................1

INFORMATION INCORPORATED BY REFERENCE..........................................2

FORWARD-LOOKING INFORMATION....................................................3

OUR COMPANY....................................................................4

RISK FACTORS...................................................................7

EQUITY LINE FINANCING AGREEMENT...............................................15

USE OF PROCEEDS...............................................................22

SELLING STOCKHOLDER...........................................................22

PLAN OF DISTRIBUTION..........................................................22

PLACEMENT AGENT...............................................................25

LEGAL MATTERS.................................................................26

EXPERTS.......................................................................26


                              PLAN OF DISTRIBUTION

     On January 10, 2002, we delivered a drawdown notice to Societe Generale in accordance with the terms of the equity line financing agreement between us and Societe Generale and, as a result, a purchase period commenced on January 11, 2002 and terminated on January 17, 2002. Pursuant to the equity line financing agreement, Societe Generale purchased an aggregate of 33,110 shares of our common stock for a total purchase price of $440,000.


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